2010 Restatement

Exhibit 10.10

SUNTRUST BANKS, INC.

DEFERRED COMPENSATION PLAN

AMENDED AND RESTATED EFFECTIVE AS OF

January 1, 2010

SUNTRUST BANKS, INC.

DEFERRED COMPENSATION PLAN

i

	2.30	Plan Year	5

	2.31	Retirement	5

	2.32	Separation from Service or Separate from Service	5

	2.33	Specified Date	5

	2.34	SunTrust	5

	2.35	Tier 1 and Tier 2 SERP Participants	5

	2.36	True-Up Contribution	6

	2.37	Valuation Date	6

ARTICLE 3	PARTICIPATION AND CONTRIBUTIONS		6

	3.1	Participation	6

	3.2	Deferral Elections	6

		(a) Base Salary	6

		(b) Incentive Awards	6

	3.3	Time and Manner of Making Deferral Elections	6

		(a) Newly Hired Eligible Employee	6

		(b) No Commencement after Promotion or Rehire	7

	3.4	Mandatory Deferrals	7

	3.5	Company Contributions	7

	3.6	True-Up Contributions	7

	3.7	Cancellation of Deferral Election	7

ARTICLE 4	INVESTMENTS		8

	4.1	Generally	8

	4.2	Default Investment	8

	4.3	No Actual Investment Required	8

	4.4	Compliance with Securities Laws	8

ARTICLE 5	ALLOCATION TO ACCOUNTS		8

	5.1	General	8

	5.2	Distributions and Forfeitures	8

	5.3	Earnings and Losses	8

ARTICLE 6	VESTING		9

	6.1	Generally	9

	6.2	Mandatory Deferrals	9

	6.3	Change in Control	9

	6.4	Exception	9

ARTICLE 7	DISTRIBUTIONS		9

	7.1	Normal Form of Payment and Commencement	9

	7.2	Alternate Form of Payment Election	9

		(a) Procedure for Installment Election	9

		(b) Cash-Out	10

	7.3	Key Employee Delay	10

	7.4	In-Service Distribution Election	10

		(a) Earlier Separation from Service	10

		(b) Sub-Account	10

		(c) No Company Contributions	10

	7.5	Subsequent Deferral Election	10

	7.6	Payment of Death Benefit	11

	7.7	Disability	11

	7.8	Withdrawals for Unforeseeable Emergency	11

		(a) Definition	11

		(b) Participant Evidence	11

	7.9	Distribution of Mandatory Deferrals	11

	7.10	Effect of Taxation	11

	7.11	Permitted Delays	11

ARTICLE 8	PLAN ADMINISTRATION		12

	8.1	General Administration	12

	8.2	Responsibility of Administrator	12

	8.3	Books, Records and Expenses	12

	8.4	Compensation	12

	8.5	Indemnification	13

	8.6	Claims	13

ARTICLE 9	MISCELLANEOUS		13

	9.1	Construction	13

	9.2	Severability	13

	9.3	No Alienation or Assignment	13

	9.4	Incapacity of Recipient	13

	9.5	Unclaimed Benefits	13

	9.6	Not a Contract of Employment	13

	9.7	Unfunded Plan	13

		(a) Contractual Liability of SunTrust	13

		(b) Rabbi Trust	14

	9.8	Right to Amend or Terminate Plan	14

		(a) Distribution of Accounts	14

		(b) Amendment Restrictions	14

	9.9	Taxes	15

	9.10	Binding Effect	15

	9.11	Governing Law	15

	9.12	Regulatory Requirements	15

ADDENDUM A			A-1

ADDENDUM B			B-1

SunTrust Banks, Inc. Deferred Compensation Plan

Amended and Restated

Effective January 1, 2010

ARTICLE 1

Establishment and Purpose

The SunTrust Banks, Inc. Deferred Compensation Plan is hereby amended and restated effective January 1, 2010 (the “Plan”), and except as otherwise specifically noted, continues to provide a nonqualified and unfunded deferred compensation program to Eligible Employees pursuant to the terms and provisions set forth below, as subsequently amended from time to time. The Plan, as amended and restated in this document, reflects authorized design changes in connection with the December 31, 2009 merger of the SunTrust Banks, Inc. 401(k) Excess Plan (the “401(k) Excess Plan”) and the prior SunTrust Banks, Inc. Deferred Compensation Plan (the “Prior Deferred Compensation Plan”), which were both previously amended and restated effective January 1, 2009 for compliance with section 409A of the Internal Revenue Code (“Code”).

SunTrust Banks, Inc. (“SunTrust”) originally established the Prior Deferred Compensation Plan effective October 1, 1999, by combining and restating the SunTrust Management Incentive Plan Deferred Compensation Plan Fund (the “MIP Fund”) and the SunTrust Performance Unit Plan Deferred Compensation Plan (the “PUP Fund”). All accounts in the MIP Fund and PUP Fund existing as of September 30, 1999 became subject to the terms of the Prior Deferred Compensation Plan. The Prior Deferred Compensation Plan was established to provide a single deferred compensation plan as the means whereby participants in the SunTrust Management Incentive Plan (“MIP”) and the SunTrust Performance Unit Plan (“PUP”) could defer receipt of all or a portion of their MIP awards and PUP awards as well as future awards provided by certain select bonus and incentive programs.

SunTrust established the 401(k) Excess Plan to provide benefits to certain highly compensated employees that were not otherwise allowed under SunTrust’s qualified 401(k) plan due to the limitations of Code sections 401(a)(17), 402(g) and 415(c). Effective July 1, 1999, the Crestar Additional Nonqualified Executive Plan (the “ANEX Plan”), a deferral plan similar to the 401(k) Excess Plan, was merged into the 401(k) Excess Plan and the existing account balances attributable to both the 401(k) Excess Plan and the ANEX Plan as of June 30, 1999, were frozen as to future contributions and renamed the “Excess Plan Frozen Balance” and the “ANEX Frozen Balance,” respectively.

The terms of the Plan, as set forth herein, shall govern the deferral and distribution of Eligible Income (as defined below) earned after 2009 with respect to services performed on and after January 1, 2010. In addition, the distribution of all amounts earned prior to 2010 and deferred under the 401(k) Excess Plan or the Prior Deferred Compensation Plan, including the benefits under the prior plans as described above, shall be made in accordance with the terms of the 401(k) Excess Plan and the Prior Deferred Compensation Plan as in effect immediately prior to the merger of these two plans on December 31, 2009, including any “grandfathered amounts” that were earned and vested (within the meaning of Code section 409A and regulations thereunder) under each plan prior to 2005 (and earnings thereon) (the “Grandfathered Amounts”). Benefits earned under the 401(k) Excess Plan and the Prior Deferred Compensation Plan prior to 2010 have been maintained in separate accounts. As provided by the Plan Administrator, all amounts credited under the Plan, including amounts credited under the 401(k) Excess Plan and the Prior Deferred Compensation Plan prior to 2010, shall be subject to the investment provisions set forth in Article 4. The relevant terms of the 401(k) Excess Plan and the Prior Deferred Compensation Plan, including the provisions relating to the Grandfathered Amounts, on December 31, 2009 are summarized in Addenda A and B, respectively.

The Plan is intended (1) to comply with Code section 409A and official guidance issued thereunder (except with respect to any Grandfathered Amounts), (2) to be “a plan which is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, and (3) to comply with certain other regulatory requirements imposed upon SunTrust and its Affiliates, as described in Section 9.12. Notwithstanding any other provision of this Plan, this Plan shall be interpreted, operated and administered in a manner consistent with these intentions.

ARTICLE 2

Definitions

The following capitalized terms will have the meanings set forth in this Article 2 whenever such capitalized terms are used throughout this Plan (except for Addenda A and B):

2.1	Account means the bookkeeping account established by SunTrust for each Participant electing to defer Eligible Income or being credited with Mandatory Deferrals under the Plan. A Participant’s Account shall be utilized solely as a device for the determination and measurement of the amount of benefits to be paid to the Participant pursuant to this Plan. A Participant’s Account shall not constitute or be treated as a trust fund of any kind and may be divided into one or more sub-accounts, depending on the source of contributions, the type of Investment Fund selected or the distribution timing and payment method.

2.2	Affiliate means any corporation or other entity that is treated as a single employer with SunTrust under Code sections 414(b) or (c).

2.3	Base Salary means the pre-tax amount of an Eligible Employee’s regular base salary from SunTrust and all Affiliates as in effect from time to time during a Plan Year, disregarding any deferrals or withholdings from such base salary and including any compensation classified on the payroll as vacation pay or sick pay earned during that Plan Year. Base Salary shall not include any amount of an Eligible Employee’s base salary payable in a form denominated by the Committee as “salary shares” or “salary units.”

2.4	Beneficiary means one or more persons or one or more entities entitled to receive any benefits payable under this Plan at the Participant’s death. A Participant may name one or more primary Beneficiaries and one or more secondary Beneficiaries. A Participant may revoke a Beneficiary designation by filing a new beneficiary designation form or a written revocation with the Plan Administrator. If the Plan Administrator is not in receipt of a properly completed beneficiary designation form at the Participant’s death, or if none of the Beneficiaries named by the Participant survives the Participant or is in existence at the date of the Participant’s death, then the Participant’s Beneficiary shall be the Participant’s estate.

2.5	Board means the Board of Directors of SunTrust.

2.6	Cause means for purposes of this Plan and as determined by the Plan Administrator, in its sole discretion, one or more of the following actions that serves as the primary reason(s) for the termination of the Participant’s employment with SunTrust or an Affiliate:

(a)	the Participant’s willful and continued failure to perform his job duties in a satisfactory manner after written notice from SunTrust to Participant and a thirty (30) day period in which to cure such failure;

(b)	the Participant’s conviction of a felony or engagement in a dishonest act, misappropriation of funds, embezzlement, criminal conduct or common law fraud;

(c)	the Participant’s material violation of the Code of Business Conduct and Ethics of SunTrust or the Code of Conduct of an Affiliate;

(d)	the Participant’s engagement in an act that materially damages or materially prejudices SunTrust or an Affiliate or the Participant’s engagement in activities materially damaging to the property, business or reputation of SunTrust or an Affiliate; or

(e)	the Participant’s failure and refusal to comply in any material respect with the current and any future amended policies, standards and regulations of SunTrust, any Affiliate and their regulatory agencies, if such failure continues after written notice from SunTrust to the Participant and a thirty (30) day period in which to cure such failure, or the determination by any such governing agency that the Participant may no longer serve as an officer of SunTrust or an Affiliate.

Notwithstanding anything herein to the contrary, if a Participant is subject to the terms of a change in control agreement with SunTrust (the “Change in Control Agreement”) at the time of his termination of employment with SunTrust or an Affiliate, solely for purposes of such Participant’s benefits under the Plan, “Cause” shall have the meaning provided in the Change in Control Agreement.

2.7	Change in Control means a change in control of SunTrust of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934 as in effect at the time of such “change in control”, provided that such a change in control shall be deemed to have occurred at such time as (i) any “person” (as that term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934), is or becomes the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) directly or indirectly, of securities representing 20% or more of the combined voting power for election of directors of the then outstanding securities of SunTrust or any successor of SunTrust; (ii) during any period of two (2) consecutive years or less, individuals who at the beginning of such period constitute the Board of SunTrust cease, for any reason, to constitute at least a majority of such Board, unless the election or nomination for election of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period; (iii) there is a consummation of any reorganization, merger, consolidation or share exchange as a result of which the common stock of SunTrust shall be changed, converted or exchanged into or for securities of another corporation (other than a merger with a wholly-owned subsidiary of SunTrust) or any dissolution or liquidation of SunTrust or any sale or the disposition of 50% or more of the assets or business of SunTrust; or (iv) there is a consummation of any reorganization, merger, consolidation or share exchange unless (A) the persons who were the beneficial owners of the outstanding shares of the common stock of SunTrust immediately before the consummation of such transaction beneficially own more than 65% of the outstanding shares of the common stock of the successor or survivor corporation in such transaction immediately following the consummation of such transaction and (B) the number of shares of the common stock of such successor or survivor of SunTrust beneficially owned by the persons described in Section 2.7(iv)(A) immediately following the consummation of such transaction is beneficially owned by each such person in substantially the same proportion that each such person had beneficially owned shares of SunTrust’s common stock immediately before the consummation of such transaction, provided (C) the percentage described in Section 2.7(iv)(A) of the beneficially owned shares of the successor or survivor corporation and the number described in Section 2.7(iv)(B) of the beneficially owned shares of the successor or survivor corporation shall be determined exclusively by reference to the shares of the successor or survivor corporation which result from the beneficial ownership of shares of common stock of SunTrust by the persons described in Section 2.7(iv)(A) immediately before the consummation of such transaction.

2.8	Code means the Internal Revenue Code of 1986, as amended.

2.9	Committee means the Compensation Committee of the Board.

2.10	Company Contribution means the amount credited to a Participant’s Company Contribution Account, as described in Section 3.5.

2.11	Company Contribution Account means a bookkeeping account established by SunTrust for each Participant credited with Company Contributions or True-Up Contributions.

2.12	Date of Hire means the date of an Employee’s first day of active employment with SunTrust or an Affiliate.

2.13	Deferral Election Form means the form that a Participant uses to elect to defer receipt of all or a portion of his Eligible Income pursuant to this Plan.

2.14	Designated Distribution Date means the date determined by the Plan Administrator within the first quarter of the calendar year selected by a Participant as the Specified Date for payment of an in-service distribution pursuant to Section 7.4.

2.15	Disabled or Disability means a Participant is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Participant’s employer and, in addition, has begun to receive benefits under SunTrust’s Long-Term Disability Plan.

2.16	Eligible Employee means an Employee who is selected by the Plan Administrator as eligible to make a deferral election under this Plan and who belongs to a “select group of management or highly compensated employees,” as such phrase is defined under ERISA. Generally, an Eligible Employee means an Employee in Grade 53 or higher or an Employee otherwise designated by the Plan Administrator based on other eligibility criteria, such as a minimum compensation level or prior participation in the 401(k) Excess Plan or the Prior Deferred Compensation Plan. The Plan Administrator, in its sole discretion, may: (a) change such requisite grade level and may determine other appropriate grade levels for elective deferrals to this Plan on an individual basis, (b) establish minimum compensation levels required for Eligible Employees, and (c) determine whether an Eligible Employee may defer Base Salary.

2.17	Eligible Income means Base Salary and Incentive Awards.

2.18	Eligible Plans mean the MIP and the functional incentive plans sponsored by SunTrust or an Affiliate and approved by the Plan Administrator that provide for bonus, incentive, commission or similar variable pay to Employees, which pay is approved as eligible for voluntary or mandatory deferral under this Plan.

2.19	Employee means an individual who is a regular, common-law employee on the U.S. payroll of SunTrust or an Affiliate. The term “Employee” shall not include a person hired as an independent contractor, leased employee, consultant, or a person otherwise designated by SunTrust or an Affiliate as not eligible to participate in the Plan, even if such person is determined to be an “employee” of SunTrust or an Affiliate by any governmental or judicial authority.

2.20	ERISA means the Employee Retirement Income Security Act of 1974, as amended.

2.21	Incentive Award means the pre-tax amount of an Eligible Employee’s bonus, incentive or commission, or similar variable pay, disregarding any deferrals, offsets, or withholdings from such incentive award, which is earned under an Eligible Plan. Incentive Awards shall exclude any bonus pay that is not earned under a pre-determined plan, such as any non-reoccurring promotional program, referral, signing or spot bonuses.

2.22	Investment Fund means each investment vehicle that, for bookkeeping purposes, is used to determine the earnings that are credited and the losses that are charged to each Participant’s Account and Company Contribution Account. The Plan Administrator shall be responsible for selecting the Investment Funds available and for adding or deleting Funds as the Plan Administrator deems appropriate from time to time.

2.23	Key Employee means an employee treated as a “specified employee” as of his Separation from Service under Code section 409A(a)(2)(B)(i) (i.e., a key employee (as defined in Code section 416(i) without regard to section (5) thereof)) if the common stock of SunTrust or an Affiliate is publicly traded on an established securities market or otherwise. Key Employees shall be determined in accordance with Code section 409A using a December 31 identification date. A listing of Key Employees as of an identification date shall be effective for the twelve (12) month period beginning on the April 1 following the identification date.

2.24	Mandatory Deferral means the amount defined in Section 3.4.

2.25	MIP means SunTrust Banks, Inc. Management Incentive Plan, as amended from time to time.

2.26	Newly Hired Eligible Employee means an individual who is hired by SunTrust or an Affiliate, who is not a current or former Employee and who meets the criteria for an Eligible Employee on his first Date of Hire.

2.27	Participant means (a) an Eligible Employee who has made a deferral election in accordance with the terms of the Plan; (b) an Employee who has had Mandatory Deferrals credited under the Plan; or (c) an Employee or former Employee who continues to have a Plan benefit attributable to his participation in a prior plan that has not been distributed in full. An individual ceases to be a Participant when his entire benefit under the Plan has been distributed or forfeited.

2.28	Plan means the SunTrust Banks, Inc. Deferred Compensation Plan as described in this document, including any Addenda attached, which are incorporated herein by reference, as amended from time to time.

2.29	Plan Administrator means the party responsible for administering the Plan, as provided in Section 8.1.

2.30	Plan Year means the calendar year.

2.31	Retirement means a Participant’s Separation from Service on or after attaining age fifty-five (55) and completing at least five (5) Years of Vesting Service (as determined under the SunTrust Banks, Inc. Retirement Plan, as amended and restated effective January 1, 2008, and as subsequently amended from time to time, or its successor plan).

2.32	Separation from Service or Separate from Service means a “separation from service” with SunTrust and its Affiliates within the meaning of Code section 409A.

2.33	Specified Date means a time or a fixed schedule specified under the Plan in accordance with Treas. Reg. § 1.409A-3(a)(4).

2.34	SunTrust means SunTrust Banks, Inc. or any successor to SunTrust.

2.35	Tier 1 and Tier 2 SERP Participants mean, for purposes of determining the Company Contribution and True-Up Contribution, if any, the Tier 1 and Tier 2 participants accruing benefits in the SunTrust Banks, Inc. Supplemental Executive Retirement Plan, as amended and restated effective January 1, 2009, and as subsequently amended from time to time, for the applicable Plan Year.

2.36	True-Up Contribution means the amount credited to a Participant’s Company Contribution Account, as defined in Section 3.6.

2.37	Valuation Date means the last day of each Plan Year and such other dates as the Plan Administrator may determine from time to time. For purposes of benefit distributions under the Plan, the Valuation Date for a distribution shall be the last date by which the Account (or sub-account) or Company Contribution Account must be valued in order to have the distribution of all or part of the Account (or sub-account) or Company Contribution Account paid on the scheduled payment date.

ARTICLE 3

Participation and Contributions

3.1	Participation. Participation in the Plan shall be limited to Eligible Employees and certain other Employees credited with Mandatory Deferrals. The Plan Administrator shall notify any Employee of his status as an Eligible Employee at such time and in such manner as the Plan Administrator shall determine. An Employee shall become a Participant by making a deferral election as an Eligible Employee under Section 3.2 or by being credited with a Mandatory Deferral under Section 3.4.

3.2	Deferral Elections. An Eligible Employee may make an irrevocable election to defer the following types of Eligible Income in five (5) percent increments, as follows:

(a)	Base Salary. Certain Eligible Employees, as determined by the Plan Administrator, may elect to defer a portion of Base Salary each payroll period from 5% to 50%.

(b)	Incentive Awards. All Eligible Employees may elect to defer a portion of an Incentive Award from 20% to 90%.

Eligible Income deferred by a Participant under the Plan shall be credited to the Participant’s Account as soon as practicable after the amounts would have otherwise been paid to the Participant.

3.3	Time and Manner of Making Deferral Elections. In order to elect to defer Eligible Income earned during a Plan Year, an Eligible Employee shall file a Deferral Election Form, written or electronic, with the Plan Administrator before the beginning of such Plan Year and in accordance with procedures established by the Plan Administrator. A deferral election under this Section 3.3 shall become irrevocable once the deadline for filing such election has expired, except as provided in Section 3.7.

(a)	Newly Hired Eligible Employee. Notwithstanding the foregoing, if an individual becomes a Newly Hired Eligible Employee after the beginning of a Plan Year, the Plan Administrator has the sole discretion to determine whether such individual may submit a Deferral Election Form for that Plan Year. If allowed to participate, the Newly Hired Eligible Employee may make an election to defer Base Salary in accordance with the procedures established by the Plan Administrator, provided such election is delivered to the Plan Administrator no later than thirty (30) days after the Employee’s Date of Hire. In the event of a deferral election under this Section 3.3(a), the Deferral Election Form shall apply only to Base Salary earned for services performed on and after the first day of the month following the date the election is filed with the Plan Administrator.

(b)	No Commencement after Promotion or Rehire. If an employee becomes an Eligible Employee for purposes of this Plan after the beginning of a Plan Year, but is not a Newly Hired Eligible Employee, he may not participate in this Plan until the beginning of the next Plan Year, assuming that he is still an Eligible Employee and that he appropriately files a Deferral Election Form with the Plan Administrator.

3.4	Mandatory Deferrals. If any portion of an Incentive Award is subject to mandatory deferral as established prior to the beginning of the Plan Year in which the Incentive Award is earned (as provided in the applicable Eligible Plan) (each, a “Mandatory Deferral”), then each Mandatory Deferral shall be subject to the provisions of this Plan. With respect to each Mandatory Deferral, the terms of the Eligible Plan shall determine whether all or part of such Mandatory Deferral is subject to a vesting schedule and if so, what the vesting schedule is; and whether such Mandatory Deferral is subject to any special investment restrictions. Each Mandatory Deferral shall be credited to the Participant’s Account as soon as practicable after the amounts would have otherwise been paid and be paid in accordance with Section 7.9.

3.5	Company Contributions. Each Plan Year beginning on and after January 1, 2010, for a Participant eligible to defer Base Salary, SunTrust shall credit to the Participant’s Company Contribution Account an amount (the “Company Contribution”), if any, equal to his elective deferrals credited for such Plan Year under Section 3.2 up to a maximum of 5% of the difference between:

(a)	An amount equal to the lesser of: (i) the Participant’s Eligible Income paid or deferred during the Plan Year, or (ii) two (2) times the annual compensation limit under Code section 401(a)(17) for the Plan Year (i.e., $490,000 for 2010); provided, however, for Tier 1 and Tier 2 SERP Participants, this amount shall be equal to the Participant’s Eligible Income paid or deferred during the Plan Year; minus

(b)	The annual compensation limit under Code section 401(a)(17) for such Plan Year ($ 245,000 for 2010).

Subject to the limitation above, each Participant’s Company Contribution Account shall be credited with Company Contributions as earned on a pay period basis after the total of such Participant’s Eligible Income from SunTrust or an Affiliate reaches the annual compensation limit under Code section 401(a)(17) for the Plan Year.

3.6	True-Up Contributions. As soon as practicable after the end of each Plan Year beginning on and after January 1, 2010, for a Participant eligible to defer Base Salary, SunTrust shall credit to the Participant’s Company Contribution Account an amount (the “True-Up Contribution”), if any, equal to the difference between (a) the Company Contribution for the Participant determined for such Plan Year under Section 3.5, regardless when the Participant reaches the annual compensation limit under Code section 401(a)(17), minus (b) the actual amount of any Company Contributions credited during the Plan Year. In no event shall this True-Up Contribution exceed the Participant’s total elective deferrals under Section 3.2 for such Plan Year.

3.7	Cancellation of Deferral Election. If a Participant becomes Disabled or obtains a distribution under Section 7.8 on account of an Unforeseeable Emergency, his outstanding deferral elections under this Plan shall be cancelled and no further Eligible Income will be deferred under such elections.

ARTICLE 4

Investments

4.1	Generally. The Plan Administrator shall specify procedures to allow Participants to make elections among the Investment Funds as to the deemed investment of amounts newly credited to their Accounts and Company Contribution Accounts, as well as the deemed investment of amounts previously credited to their Accounts (i.e., reallocation).

4.2	Default Investment. If a Participant fails to make an initial investment election pursuant to Section 4.1, his Account and Company Contribution Account shall be deemed to be invested in one or more Investment Funds selected by the Plan Administrator as the default investment. The Plan Administrator shall have no responsibility to any Participant or anyone claiming a benefit through a Participant if a Participant fails to make an investment election or to change any investment election.

4.3	No Actual Investment Required. Notwithstanding the preceding sections of this Article 4 and any other provision of this document, this Plan shall remain an unfunded plan and the description of Investment Funds in this Article 4, including any election rights of a Participant, shall not obligate SunTrust or any Affiliate to set aside any funds or to make any actual investments pursuant to this Plan. The purpose of the selection of the Investment Funds is to provide a means for measuring the value of a Participant’s Account and the Company Contribution Account, if any, which determines the amount of his Plan benefit.

4.4	Compliance with Securities Laws. Notwithstanding the foregoing provisions of this Article 4, if a Participant is subject to Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”), then such Participant’s investment elections shall be subject to such additional rules as may be established by the Plan Administrator as it deems necessary to ensure that transactions by such Participant comply with Rule 16b-3 of the Exchange Act (or any successor rules).

ARTICLE 5

Allocation to Accounts

5.1	General. A Participant’s benefit under this Plan is equal to the vested balance of his Account (including applicable sub-accounts) and the Company Contribution Account, if applicable. As of each Valuation Date, amounts shall be allocated to and charged against each Participant’s Account and Company Contribution Account in accordance with this Article 5.

5.2	Distributions and Forfeitures. The balances of a Participant’s Account and Company Contribution Account will be reduced, as applicable, by the amount of any distributions made under Article 7, by any forfeiture pursuant to Section 6.2 or 6.4, and as required pursuant to Section 9.12. Any such distributions or forfeitures shall be deemed to reduce pro rata the deemed investment in each Investment Fund in the Participant’s Account and Company Contribution Account.

5.3	Earnings and Losses. As of each Valuation Date selected by the Plan Administrator, each Participant’s Account and Company Contribution Account will be credited with earnings and gains or charged with losses occurring since the last Valuation Date, based on the results that would have been achieved had amounts credited to the Account and Company Contribution Account actually been invested in the Investment Funds selected by the Participant (or in the default Investment Fund, absent a Participant’s election). Earnings, gains and losses will continue to be credited or charged to the Participant’s Account and Company Contribution Account in accordance with this Section 5.3 until all amounts credited to such accounts are paid or forfeited.

The amount of such deemed investment gain or loss shall be determined by the Plan Administrator and such determinations shall be final and conclusive upon all concerned.

ARTICLE 6

Vesting

6.1	Generally. Except as provided in Sections 6.2 and 6.4, a Participant’s interest in his benefit under this Plan is one hundred percent (100%) vested and nonforfeitable at all times.

6.2	Mandatory Deferrals. If a Participant’s Account has been credited with any Mandatory Deferral that is subject to a vesting period (as set forth in the applicable Eligible Plan), and the Participant terminates employment with SunTrust and its Affiliates for any reason prior to meeting the vesting requirements for such Mandatory Deferral, then that portion of the Mandatory Deferral that is not vested, and the earnings on such nonvested portion shall be forfeited and deducted from the Participant’s Account. Notwithstanding the foregoing, unless approved by the Plan Administrator and otherwise specified in the Eligible Plan, upon a Participant’s death, Disability, Retirement or involuntary termination of employment resulting in the Participant’s eligibility to receive benefits under the SunTrust Banks, Inc. Severance Pay Plan (disregarding for purposes of determining eligibility, the Participant’s eligibility to receive severance benefits under another severance plan or individual agreement maintained by SunTrust or an Affiliate), the Participant’s nonvested Account balance shall fully vest as of the date such forfeiture would otherwise occur.

6.3	Change in Control. Unless an Eligible Plan provides for some other treatment, if a Participant’s employment with SunTrust or any Affiliate or their successors terminates for any reason, other than termination for Cause, within three (3) years following a Change in Control, any portion of the Participant’s Account that was nonvested at the Change in Control and has not yet vested shall become fully vested immediately prior to the effective time of the Participant’s termination of employment. A Participant’s voluntary termination of employment, including a Participant’s Retirement or voluntary resignation, is not considered termination for Cause for purposes of vesting under this Section 6.3.

6.4	Exception. Notwithstanding the foregoing, a Participant and his Beneficiary shall forfeit the balance credited to his Company Contribution Account (as adjusted pursuant to Article 5) if the Participant is terminated for Cause by SunTrust or an Affiliate prior to a Change in Control. Forfeiture under this Section 6.4 shall be in addition to any other remedies which may be available to SunTrust or an Affiliate at law or in equity.

ARTICLE 7

Distributions

7.1	Normal Form of Payment and Commencement. Except as otherwise provided in this Article 7, when a Participant Separates from Service for any reason, he shall be paid the vested balances of his Account and his Company Contribution Account, if any, under this Plan in a single lump sum cash payment during the first quarter of the calendar year immediately following the year in which his Separation from Service occurs.

7.2	Alternate Form of Payment Election. A Participant who does not wish to have his benefit under this Plan paid in a lump sum pursuant to Section 7.1 may elect on the first Deferral Election Form filed with the Plan Administrator to have the vested balances of his Account and his Company Contribution Account, if any, distributed in five (5) annual installments, with the first payment commencing in the first quarter of the calendar year immediately following the year in which the Participant Separates from Service. Each subsequent annual installment shall be paid during the first quarter of each of the subsequent four (4) calendar years.

(a)	Procedure for Installment Election. A Participant’s election to receive installment payments shall not be effective until received and approved by the Plan Administrator in accordance with Section 3.3.

(b)	Cash-Out. Notwithstanding any elections by a Participant, if the sum of a Participant’s total vested benefits under this Plan, including amounts credited under the 401(k) Excess Plan, the Prior Deferred Compensation Plan and any other account balance plan required to be aggregated with the Plan, as described in Treas. Reg. § 1.409A-1(c)(2)(i), is less than the applicable dollar amount under Code section 402(g)(1)(B) at the time payments commence under this Section 7.2, the vested balances of his Account and the Company Contribution Account shall be distributed in a lump sum payment during the first quarter of the calendar year immediately following the year in which he Separates from Service.

7.3	Key Employee Delay. Notwithstanding anything herein to the contrary, distributions may not be made to a Key Employee upon a Separation from Service before the date which is six (6) months after the date of the Key Employee’s Separation from Service (or, if earlier, the date of death of the Key Employee). Any payments that would otherwise be made during this period of delay shall be accumulated and paid in the seventh month following the Participant’s Separation from Service and shall continue to be credited or charged with earnings, gains or losses in accordance with Section 5.3 until such amounts are paid or forfeited.

7.4	In-Service Distribution Election. Unless the Plan Administrator announces otherwise for a Plan Year, a Participant may elect on a Deferral Election Form to have the portion of his Account related to amounts deferred under such Deferral Election Form (and earnings thereon) paid to the Participant as of a Specified Date permitted on the Deferral Election Form. The deferred amount subject to this election will be paid in a lump sum on the Designated Distribution Date.

(a)	Earlier Separation from Service. If a Participant should Separate from Service before his Specified Date(s), any portion of his Account subject to an in-service distribution election pursuant to this Section 7.4 will be paid in a lump sum in accordance with Section 7.1 and will not be subject to an election, if any, under Section 7.2.

(b)	Sub-Account. The portion of a Participant’s Account to which an in-service distribution election applies pursuant to this Section 7.4 shall be maintained as a sub-account of the Participant’s Account unless all of the Participant’s elective deferrals under this Plan are subject to an in-service distribution election with the same Specified Date.

(c)	No Company Contributions. In no event shall an in-service distribution election pursuant to this Section 7.4 for a Plan Year apply to any Company Contributions or True-Up Contributions earned during such Plan Year.

7.5	Subsequent Deferral Election. A Participant may make one or more subsequent elections to change the time or form of a distribution for a deferred amount in accordance with the procedures and distribution rules established by the Plan Administrator, but any change in the election shall be effective only if the following conditions are satisfied:

(a)	The new election may not take effect until at least twelve (12) months after the date on which the new election is made;

(b)	In the case of an election to change the time or form of a distribution under Section 7.1, 7.2, or 7.4, a distribution may not be made earlier than at least five (5) years from the date the distribution would have otherwise been made; and

(c)	In the case of an election to change the time of a distribution under Section 7.4, the election must be made at least twelve (12) months before the date the distribution is scheduled to be paid.

7.6	Payment of Death Benefit. Notwithstanding any elections by the Participant or provisions of the Plan to the contrary, if a Participant dies at any time (including after his Separation from Service), the vested balances in the Account and the Company Contribution Account, if any, shall be distributed to the Beneficiary in a lump sum payment in the first quarter of the calendar year immediately following the year of the Participant’s death (provided that any payment that would occur before such calendar quarter shall be paid as scheduled).

7.7	Disability. Notwithstanding any elections by a Participant or provisions of the Plan to the contrary, if a Participant becomes Disabled at any time, then his vested balances in the Account and the Company Contribution Account, if any, will be distributed to the Participant in a lump sum payment in the first quarter of the calendar year immediately following the year in which the Participant becomes Disabled (provided that any payment that would occur before such calendar quarter shall be paid as scheduled).

7.8	Withdrawals for Unforeseeable Emergency. A Participant may withdraw all or any portion of the vested balances in his Account and Company Contribution Account, if any, for an Unforeseeable Emergency. The amount distributed with respect to an Unforeseeable Emergency may not exceed the amount necessary to satisfy such Unforeseeable Emergency plus the amount necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship) or by cessation of deferrals under this Plan.

(a)	Definition. “Unforeseeable Emergency” means, for this purpose, a severe financial hardship to a Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in Code section 152(a)) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

(b)	Participant Evidence. The Plan Administrator shall have the authority to require the Participant to provide such evidence as it deems necessary to determine whether distribution is warranted pursuant to this Section 7.8.

7.9	Distribution of Mandatory Deferrals. Notwithstanding any other provision of the Plan, the vested portion of an Account attributable to a Mandatory Deferral (as adjusted pursuant to Article 5) shall be paid in a lump sum on the Specified Date for each Mandatory Deferral set forth in the Eligible Plan or, if earlier, upon the Participant’s death or Disability in accordance with Section 7.6 or 7.7, respectively. In no event shall any Mandatory Deferrals be subject to an election under Section 7.2, 7.4 or 7.5, or to payment under Section 7.8.

7.10	Effect of Taxation. If a portion of the Participant’s balance credited to the Account or the Company Contribution Account is includible in income under Code section 409A, such portion shall be distributed immediately to the Participant.

7.11	Permitted Delays. Notwithstanding the foregoing, any payment to a Participant under the Plan shall be delayed upon the Plan Administrator’s reasonable anticipation that the making of the payment would violate Federal securities laws or other applicable law; provided that any payment delayed pursuant to this Section 7.11 shall be paid in accordance with Code section 409A on the earliest date on which SunTrust reasonably anticipates that the making of the payment will not cause a violation of Federal securities laws or other applicable law.

ARTICLE 8

Plan Administration

8.1	General Administration. SunTrust is the sponsor of the Plan, and the Committee is the Plan Administrator responsible for the operation and administration of the Plan.

8.2	Responsibility of Administrator. The Plan Administrator shall have sole discretionary authority for the operation, interpretation and administration of the Plan. All determinations and actions of the Plan Administrator within its discretionary authority shall be final, conclusive and binding on all persons, except that the Plan Administrator may revoke or modify a determination or action it determines was previously made in error. In addition to the implied powers and duties that may be needed to carry out the administration of the Plan, the Plan Administrator shall have the following specific powers and responsibilities:

(a)	To establish, interpret, amend, revoke and enforce rules and regulations as required or desirable for the efficient administration of the Plan.

(b)	To review and interpret Plan provisions and to remedy provisions that are ambiguous or inconsistent or contain omissions.

(c)	To determine all questions relating to an individual’s eligibility to participate in the Plan, an individual’s right to defer Base Salary, and the validity of an individual’s elections.

(d)	To revoke an individual’s status as an Eligible Employee at any time; provided however, in no event shall such revocation cancel an irrevocable deferral election under the Plan or be applied retroactively to deprive an Employee of benefits accrued under this Plan before such revocation.

(e)	To determine a Participant’s or Beneficiary’s eligibility for benefits from the Plan and to authorize payment of benefits.

(f)	To delegate any of the Plan Administrator’s rights, powers and duties to one or more Employees or officers of SunTrust or to a third-party administrator. Such delegation may include, without limitation, the power to execute any document on behalf of the Plan Administrator and to accept service of legal process for the Plan Administrator at the principal office of SunTrust.

(g)	To employ outside professionals and to enter into agreements on behalf of the Plan Administrator necessary or desirable for administration of the Plan.

8.3	Books, Records and Expenses. The Plan Administrator shall maintain books and records for purposes of this Plan, which shall be subject to the supervision and control of the Plan Administrator. SunTrust shall pay the general expenses of administering this Plan. The Plan Administrator shall be entitled to rely conclusively upon all tables, valuations, certificates, opinions and reports furnished by any actuary, accountant, controller, counsel or other person employed or engaged by SunTrust with respect to the Plan.

8.4	Compensation. Neither the Plan Administrator nor any delegate who is an employee of SunTrust or an Affiliate shall receive any additional compensation for his services as Plan Administrator or delegate.

8.5	Indemnification. SunTrust (to the full extent permissible under law and consistent with its charters and bylaws) shall indemnify and hold harmless the Plan Administrator, each individual member of the Plan Administrator and any Employee authorized to act on behalf of the Plan Administrator, the Plan Sponsor or any Affiliate under this Plan for any liability, loss, expense, assessment or other cost of any kind or description whatsoever, including legal fees and expenses, which they actually incur for their acts and omissions, past, current or future, in the administration of the Plan.

8.6	Claims. The Plan Administrator shall establish a reasonable claims procedure consistent with the requirements under the Department of Labor regulations under section 503 of ERISA.

ARTICLE 9

Miscellaneous

9.1	Construction. The headings and subheadings in this Plan have been set forth for convenience of reference only and have no substantive effect whatsoever. Whenever any words in this document are used in the masculine, they shall be construed as though they were used in the feminine in all cases where they would so apply; and whenever any words in this document are used in the singular or in the plural, they shall be construed as though they were used in the plural or in the singular, as the case may be, in all cases where they would so apply.

9.2	Severability. In the event any provision of the Plan shall be held invalid or illegal for any reason, any illegality or invalidity shall not affect the remaining parts of the Plan, but the Plan shall be construed and enforced as if the illegal or invalid provision had never been inserted.

9.3	No Alienation or Assignment. A Participant, a spouse or a Beneficiary under this Plan shall have no right or power whatsoever to alienate, commute, anticipate or otherwise assign at law or equity all or any portion of any benefit otherwise payable under this Plan, and SunTrust shall have the right, in the event of any such action, to terminate permanently the payment of benefits to, or on behalf of, any Participant, spouse or beneficiary who attempts to do so.

9.4	Incapacity of Recipient. If any person entitled to a distribution under the Plan is deemed by the Plan Administrator to be incapable of personally receiving and giving a valid receipt for such payment, then, unless and until a claim for such payment shall have been made by a duly appointed guardian or other legal representative of such person, the Plan Administrator may provide for all or part of such payment to be made to any other person or institution then contributing toward or providing for the care and maintenance of such person. Any such payment shall be a payment for the account of such person and a complete discharge of any liability of SunTrust, its Affiliates and the Plan to the extent of such payment.

9.5	Unclaimed Benefits. Each Participant shall keep the Plan Administrator informed of his current address and the current address of his designated Beneficiary. The Plan Administrator shall not be obligated to search for the whereabouts of any person if the location of a person is not made known to the Plan Administrator.

9.6	Not a Contract of Employment. Participation in this Plan does not grant to any individual the right to remain in the employ of SunTrust or any Affiliate for any specific term of employment or in any specific capacity or at any specific rate of compensation.

9.7	Unfunded Plan.

(a)

Contractual Liability of SunTrust.  This Plan is an unfunded plan maintained primarily for a select group of management or highly compensated employees. The obligation of SunTrust to provide any benefits under the Plan is a mere contractual liability, and SunTrust is not required to establish or maintain any special or separate fund or segregate any assets for the payment of benefits under this Plan. Participants and their Beneficiaries shall not have any interest in any particular assets of SunTrust by reason of its obligation under the Plan and they are at all times unsecured creditors of SunTrust with respect to any claim for benefits under the Plan. All amounts of compensation deferred under this Plan, all property and rights purchased with such amounts and any income attributable to such amounts, rights or property shall constitute general funds of SunTrust.

(b)	Rabbi Trust. SunTrust may, but is not required to, establish any special or separate fund or segregate any assets for the payment of benefits under this Plan. In the event SunTrust should establish a “rabbi” trust to assist in meeting SunTrust’s financial obligations under this Plan, the assets of such trust shall be subject to the claims of the general creditors of SunTrust in the event of SunTrust’s insolvency, as defined in such trust agreement, and Participants in this Plan and their Beneficiaries shall have no preferred claim on, or any legal or equitable rights, claims or interest in any particular assets of such trust. To the extent payments of benefits under this Plan are actually made from any such trust or from any other source, SunTrust’s obligation to make such payments is satisfied, but to the extent not so paid, payment of benefits under this Plan remains the obligation of, and shall be paid by, SunTrust.

9.8	Right to Amend or Terminate Plan. SunTrust expects to continue this Plan indefinitely, but reserves the right to amend or discontinue the Plan should it deem such an amendment or discontinuance necessary or desirable. SunTrust hereby authorizes and empowers the Committee, as Plan Administrator, to amend this Plan in any manner that is consistent with the purpose of this Plan as set forth in this document, without further approval of the Board, and to delegate authority to amend this Plan to one or more appropriate members of the Committee or officers of SunTrust, except as to any matter that the Committee determines may result in a material increased cost to SunTrust or its Affiliates, in which case the consent of the Committee shall be required. No amendment or discontinuance of this Plan shall reduce the vested balances credited to any Participant’s Account (including applicable sub-accounts) or Company Contribution Account, if applicable, as of the later of the date such amendment is adopted or the effective date of such amendment or discontinuance.

(a)	Distribution of Accounts. If SunTrust terminates the Plan, distribution of balances in Accounts and Company Contribution Accounts shall be made to Participants and Beneficiaries in the manner and at the time as provided in Article 7, unless SunTrust determines in its sole discretion that all such amounts shall be distributed upon termination of the Plan in accordance with the requirements under Code section 409A.

(b)	Amendment Restrictions. If there is a Change in Control, no amendment shall be made to this Plan thereafter which would adversely affect in any manner whatsoever the benefits payable under this Plan to any Participant absent the express written consent of all Participants who might be adversely affected by such amendment. Any amendment, effective on or after a Change in Control, to merge this Plan with or into another deferred compensation plan shall be deemed to adversely affect the benefits payable under this Plan. Notwithstanding the foregoing, on or after a Change in Control, SunTrust or the Committee may amend this Plan without Participant consent to the extent such an amendment is required by law or is necessary or desirable to prevent adverse tax consequences to Participants or their Beneficiaries provided that SunTrust or the Committee obtains the written opinion of outside counsel that such an amendment is required by law or is necessary or desirable to prevent adverse tax consequences to Participants or their Beneficiaries.

9.9	Taxes. SunTrust or other payor may withhold from a benefit payment under the Plan or from a Participant’s wages in order to meet any federal, state, or local tax withholding obligations with respect to Plan benefits. SunTrust or other payor may also accelerate and pay a portion of a Participant’s benefits in a lump sum equal to the Federal Insurance Contributions Act (“FICA”) tax imposed and the income tax withholding related to such FICA amounts. SunTrust or other payor shall report Plan payments and other Plan-related information to the appropriate governmental agencies as required under applicable laws.

9.10	Binding Effect. This Plan shall be binding upon and inure to the benefit of any successor of SunTrust and any successor shall be deemed substituted for SunTrust under this Plan and shall assume the rights, obligations and liabilities of SunTrust hereunder and be obligated to perform the terms and conditions of this Plan. As used in this Plan, the term “successor” shall include any person, firm, corporation or other business entity or related group of such persons, firms, corporations or business entities which at any time, whether by merger, purchase, reorganization, liquidation or otherwise, or by means of a series of such transactions, acquires all or substantially all of the assets or business of SunTrust.

9.11	Governing Law. The Plan and all actions taken pursuant to the Plan shall be governed by the laws of the State of Georgia (excluding its conflict-of-interest laws) except to the extent such laws are superseded by federal law.

9.12	Regulatory Requirements. Regulatory agencies and federal laws and regulations may impose restrictions on SunTrust and its Affiliates with respect to the payment of compensation and benefits to certain employees who may be Participants in this Plan. These restrictions may be in the form of absolute prohibitions or penalties, which may include tax penalties on SunTrust and its Affiliates or on certain Participants. Notwithstanding any other provision of this Plan document, SunTrust may reduce, eliminate or delay the payment of a Participant’s benefits under this Plan or may take actions that subject such benefits to monetary or tax penalties, as determined by SunTrust in its sole discretion to be required under federal laws or regulations applicable to SunTrust and its Affiliates. In such event, neither SunTrust nor its Affiliates shall have any liability for such reduction, elimination, delay or penalty. Any delay in payment of a Participant’s benefits under this Plan will comply with Section 7.11.

Executed this                          day of December, 2009.

Attest:		SUNTRUST BANKS, INC.

By:	By:
Donna D. Lange

Title:	Title:	Senior Vice President and
Benefits Manager

SUNTRUST BANKS, INC.

DEFERRED COMPENSATION PLAN

Amended and restated effective as of January 1, 2010

ADDENDUM A

AMOUNTS DEFERRED UNDER

401(K) EXCESS PLAN

The following provisions in this Addendum A summarize the distribution and certain other rules in effect during the stated periods under the SunTrust Banks, Inc. 401(k) Excess Plan, amended and restated effective as of January 1, 2009 (the “401(k) Excess Plan”). However, nothing in this Addendum A shall change or alter the terms of the 401(k) Excess Plan in effect as of any date. All capitalized terms in this Addendum A shall be defined in accordance with the terms of the 401(k) Excess Plan as in effect immediately prior to the plan merger with the SunTrust Banks, Inc. Deferred Compensation Plan (the “Prior Deferred Compensation Plan”) on December 31, 2009, and all Section references in this Addendum A shall refer to Sections in this Addendum A or the Section of the 401(k) Excess Plan in effect as of a certain date.

Distribution of amounts deferred (and earnings thereon) under the 401(k) Excess Plan that were earned and vested (within the meaning of Code section 409A) prior to 2005 and that are exempt from the requirements of Code section 409A (the “401(k) Excess Plan Grandfathered Amounts”) shall be made in accordance with the terms of the 401(k) Excess Plan as in effect on October 3, 2004, and as summarized in Part A1 of this Addendum A.

Distribution of amounts deferred (and earnings thereon) under the 401(k) Excess Plan that were earned for services performed during the period from January 1, 2005 to December 31, 2009 (“401(k) Excess Plan 2005-2009 Amounts”) shall be made in accordance with the terms of the 401(k) Excess Plan as in effect immediately prior to the plan merger with the Prior Deferred Compensation Plan on December 31, 2009, and as summarized in Part A2 of this Addendum A.

PART A1

401(K) EXCESS PLAN GRANDFATHERED AMOUNTS

Article 6

Distributions

A1-6.1	Normal Form of Payment and Commencement. Except as otherwise provided in this Section A1-6.1, when a Participant separates from service with the Corporation and its Affiliates for any reason, he shall be paid his 401(k) Excess Plan benefit in a single lump-sum cash payment during the first quarter of the calendar year immediately following the year of his separation. The amount payable to the Participant shall be equal to the balance of the Participant’s Account as of the Valuation Date immediately preceding the date of distribution, less withholding for applicable federal and state taxes.

A1-6.2

Alternate Form of Payment Election.  A Participant may elect, in lieu of the lump-sum payment described in Section A1-6.1, to receive payment of his total benefit under this 401(k) Excess Plan in five (5) substantially equal annual installments, payable in cash; provided that such election is effective, as set forth below, at least twelve (12) months before the scheduled payment date following the Participant’s separation from service. The initial installment shall be paid during the first quarter of the calendar year immediately following the year of his separation. Each subsequent annual installment shall be paid during the first quarter of each of the subsequent four calendar years. Each installment payment shall be determined based on the balance of the Participant’s Account as of the Valuation Date immediately preceding the date of payment and shall be reduced by withholding for applicable federal and state taxes. A Participant’s election to receive installment payments of his 401(k) Excess Plan benefit pursuant to this Section A1-6.2 shall be made in writing on such forms as may be provided by the Compensation Committee and shall not be effective until received and approved by the Compensation Committee.

A1-6.3	Death. In the event of a Participant’s death, the Compensation Committee shall authorize payment to the Participant’s Beneficiary of any benefits due hereunder but not paid to the Participant prior to his death. Payment shall be made at the same time as if the Participant had retired on the date of his death and in accordance with the Participant’s distribution election in effect at his death. The Beneficiary may request a change in the form of payment by making a written request to the Compensation Committee prior to January 1 of the calendar year in which the benefit will be paid. The Compensation Committee has sole discretion and authority to approve or deny the Beneficiary’s request, taking into account such factors as the Compensation Committee may deem appropriate.

If a Participant dies after having received one or more installments but before all installment payments have been made, the remaining annual installment payments shall be paid to his Beneficiary at the same time they would otherwise have been paid to the Participant. The Beneficiary may request an accelerated payment in the form of a lump-sum cash payment by making a written request to the Compensation Committee prior to the January 1 of the calendar year in which the benefit will be paid. The Compensation Committee has sole discretion and authority to approve or deny the Beneficiary’s request.

A1-6.4	Disability. A Participant shall be entitled to payment of his 401(k) Excess Plan benefit in the event of his Total Disability only if the conditions of Subsections A1-6.4.1 and A1-6.4.2 are met. In such situation, payment of the Participant’s benefit shall commence pursuant to Sections A1-6.1 or A1-6.2 as if the Participant separated from service on the date all such conditions are met. A Participant shall be considered to have a Total Disability only if:

A1-6.4.1	The Participant has incurred a “Total Disability” as such term is defined in the SunTrust Banks, Inc. Long-Term Disability Plan (or any successor plan), which entitle the Participant to disability payments under such Plan; and

A1-6.4.2	The Compensation Committee determines, in its sole discretion, based upon medical evidence furnished by the Participant, that the disability is anticipated to be a permanent disability.

A1-6.5	Extreme Financial Hardship. A Participant may request a distribution of all or part of his vested 401(k) Excess Plan benefit prior to the date specified in Sections A1-6.1 through A1-6.4 due to an extreme financial hardship, by submitting a written request to the Compensation Committee with evidence satisfactory to the Compensation Committee to demonstrate the circumstances constituting the extreme financial hardship. The Compensation Committee, in its sole discretion, shall determine whether an extreme financial hardship exists. An extreme financial hardship means an immediate, catastrophic financial need of the Participant occasioned by (i) a tragic event, such as the death, total disability, serious injury or illness of a Participant or the Participant’s spouse, child or dependent; or (ii) an extreme financial reversal or other impending catastrophic event which has resulted in, or will result in, harm to the Participant or the Participant’s spouse, child or dependent. A distribution for extreme financial hardship may not exceed the amount required to meet the hardship and may be made only if the Compensation Committee finds the extreme financial hardship may not be alleviated from other resources reasonably available to the Participant, including without limitation, liquidation of investment assets or luxury assets, or loans from financial institutions or other sources. The Compensation Committee shall have the authority to require the Participant to provide such evidence as the Committee deems necessary to determine whether distribution is warranted pursuant to this Section A1-6.5. The Compensation Committee shall use uniform and nondiscriminatory pursuant to this Section A1-6.5. The Compensation Committee shall use uniform and nondiscriminatory standards in reviewing any requests for distributions to meet an extreme financial hardship.

A1-6.5.1	Form and Commencement. A hardship distribution to a Participant pursuant to this Section A1-6.5 shall be made in a single lump-sum cash payment (less withholding for applicable federal and state taxes) as soon as practicable after the Compensation Committee approves the hardship request. Amounts distributed for hardship shall be deemed to reduce pro rata the deemed investment in each Investment Fund, including any Employer Stock, in the Participant’s Account.

A1-6.5.2	Accelerated Installment Payments. A Participant who has commenced receiving installment payments pursuant to Section A1-6.2 may request acceleration of such payments in the event of an extreme financial hardship. The Compensation Committee may permit accelerated payments to the extent such accelerated payment does not exceed the amount necessary to meet the extreme financial hardship.

A1-6.6	Payment to Guardian, Legal Representative or Other. If a benefit hereunder is payable to a minor or a person declared incompetent or to a person incapable of handling the disposition of his property, the Compensation Committee may direct payment of such Plan benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or person. The Compensation Committee may require proof of incompetency, minority, incapacity or guardianship as it may deem appropriate prior to distribution of the benefit. A payment pursuant to this Section A1-6.6 shall completely discharge the Compensation Committee and the Corporation from all liability with respect to such benefit.

Article 9

Miscellaneous

A1-9.8	Right to Amend or Terminate Plan. The Corporation expects to continue this 401(k) Excess Plan indefinitely, but reserves the right to amend or discontinue the 401(k) Excess Plan should it deem such an amendment or discontinuance necessary or desirable, subject to the restrictions on amendments after a Change in Control. The Corporation hereby authorizes and empowers the Compensation Committee to amend this 401(k) Excess Plan in any manner that is consistent with the purpose of this 401(k) Excess Plan as set forth above, without further approval from the Board except as to any matter that the Compensation Committee determines may result in a material increased cost to the Corporation. However, if the Corporation or Compensation Committee should amend or discontinue this 401(k) Excess Plan, the Corporation shall be liable for any contributions and earnings thereon that have accrued and are vested as of the date of such action.

PART A2

401(K) EXCESS PLAN 2005-2009 AMOUNTS

Article 5

Vesting

A2-5.1	Generally. Except as provided in Section 4.3 with respect to excess matching contributions which are deemed a forfeiture and in Section A2-5.2, a Participant’s interest in his benefit under the 401(k) Excess Plan is one hundred percent (100%) vested and nonforfeitable at all times.

A2-5.2	Exception. A Participant and his Beneficiary shall completely forfeit that portion of his benefit under the 401(k) Excess Plan attributable to Employer matching contributions pursuant to Sections 4.3 and 4.6 (whenever allocated) if the Participant is terminated for Cause by the Corporation or an Affiliate. Forfeiture under this Section A2-5.2 shall be in addition to any other remedies which may be available to the Corporation or an Affiliate at law or in equity. This Section A2-5.2 shall not apply to any Participant to whom Article 7 applies or to any ANEX Plan Frozen Balance.

Article 6

Distributions

A2-6.1	Normal Form of Payment and Commencement. Except as otherwise provided in this Article 6, when a Participant Separates from Service with the Corporation and its Affiliates for any reason, he shall be paid his 401(k) Excess Plan benefit in a single lump-sum cash payment during the first quarter of the calendar year immediately following the year of his Separation from Service. The amount payable to the Participant shall be equal to the balance of the Participant’s Account as of the Valuation Date immediately preceding the date of distribution, less any required withholding for applicable federal and state income taxes and employment taxes in accordance with Section 9.9.

A2-6.2	Alternate Form of Payment Election. A Participant who does not wish to have his benefit under this 401(k) Excess Plan paid in a lump sum pursuant to Section A2-6.1 may elect on a Deferral Election Form to have the portion of his Account related to amounts deferred pursuant to the Deferral Election Form (and earnings thereon) distributed in five (5) annual installments, with the first payment commencing in the first quarter of the calendar year immediately following the year in which the Participant’s Separation from Service occurs. Each subsequent annual installment shall be paid during the first quarter of each of the subsequent four (4) calendar years.

A2-6.2.1	Procedure for Installment Election. A Participant’s election to receive installment payments of the portion of his Account described above in Section A2-6.2 shall be made on such forms, written or electronic, as may be provided by the Compensation Committee and shall not be effective until received and approved by the Compensation Committee by the relevant Election Date in accordance with Section 2.1. Each installment payment shall be determined based on the vested balance of such portion of the Participant’s Account as of the Valuation Date immediately preceding the date of payment.

A2-6.2.2	Cash-Out. Notwithstanding any elections by a Participant, effective on and after January 1, 2009, if the sum of a Participant’s vested Account balance under this 401(k) Excess Plan and any other account balance plan, as described in Treas. Reg. § 1.409A-1(c)(2)(i), is less than the applicable dollar amount under Code section 402(g)(1)(B) at the time of payment, the full vested Account balance shall be distributed in a lump sum payment during the first quarter of the calendar year immediately following the year in which his Separation from Service occurs, subject to the delay for Key Employee as set forth in Section A2-6.3.

A2-6.3	Key Employee Delay. Notwithstanding anything herein to the contrary, distributions may not be made to a Key Employee upon a Separation from Service before the date which is six (6) months after the date of the Key Employee’s Separation from Service (or, if earlier, the date of death of the Key Employee). Any payments that would otherwise be made during this period of delay shall be accumulated and paid in the seventh month following the Participant’s Separation from Service.

A2-6.4	Subsequent Deferral Election. A Participant may make one or more subsequent elections to change the time or form of a distribution for a deferred amount in accordance with the procedures and distribution rules established by the Compensation Committee, but any change in the election shall be effective only if the following conditions are satisfied:

A2-6.4.1	The new election may not take effect until at least twelve (12) months after the date on which the new election is made;

A2-6.4.2	In the case of an election to change the time or form of a distribution under Section A2-6.1 (lump sum payment after Separation from Service) or A2-6.2 (installments after Separation from Service), a distribution may not be made earlier than at least five (5) years from the date the distribution would have otherwise been made; and

A2-6.4.3	The new election must be made at least twelve (12) months before the date the distribution is scheduled to be paid.

A2-6.5	Payment of Death Benefit. Notwithstanding any elections by the Participant or provisions of the 401(k) Excess Plan to the contrary, if a Participant dies at any time (including after his Separation from Service), the Compensation Committee shall authorize payment to the Participant’s Beneficiary of any vested benefits due under the 401(k) Excess Plan but not paid to the Participant prior to his death. Payment of the Participant’s vested Account balance shall be distributed to the Beneficiary in a lump sum payment in the first quarter of the calendar year immediately following the year of the Participant’s death (provided that any payment that would occur before such calendar quarter shall be paid as scheduled).

A2-6.6	Disability. Notwithstanding any elections by a Participant or provisions of the 401(k) Excess Plan to the contrary, if a Participant becomes Disabled at any time, then his vested Account balance will be distributed to the Participant in a lump sum payment in the first quarter of the calendar year immediately following the year in which the Participant becomes Disabled (provided that any payment that would occur before such calendar quarter shall be paid as scheduled).

A2-6.7	Withdrawals for Unforeseeable Emergency. A Participant may withdraw all or any portion of his vested Account balance for an Unforeseeable Emergency. The amounts distributed with respect to an Unforeseeable Emergency may not exceed the amounts necessary to satisfy such Unforeseeable Emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship) or by cessation of deferrals under this 401(k) Excess Plan.

A2-6.7.1	Definition. “Unforeseeable Emergency” means, for this purpose, a severe financial hardship to a Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in Code section 152(a)) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

A2-6.7.2	Participant Evidence. The Compensation Committee shall have the authority to require the Participant to provide such evidence as it deems necessary to determine whether distribution is warranted pursuant to this Section A2-6.7. The Compensation Committee shall use uniform and nondiscriminatory standards in reviewing any requests for distributions to meet an Unforeseeable Emergency. Amounts distributed under this Section A2-6.7 shall be deemed to reduce pro rata the deemed investment in each Investment Fund in the Participant’s Account.

A2-6.7.3	Accelerated Payments. A Participant who has commenced receiving installment payments pursuant to Section A2-6.2 shall receive an accelerated payment of such installments under this Section A2-6.7.3 to the extent such accelerated payment does not exceed the amount necessary to meet the Unforeseeable Emergency.

A2-6.8	Special One-Time Election. Notwithstanding any prior elections or 401(k) Excess Plan provisions to the contrary, a Participant who was an employee of the Corporation and its Affiliates (including on a paid leave of absence) may have made an election to receive all or a specified portion of his or her Account pursuant to Section A2-6.1 and A2-6.2. Any such election must have become irrevocable on or before December 31, 2008 and must have been made in accordance with the procedures and distribution rules established by the Compensation Committee and the transition rules under Code section 409A.

A2-6.9	Pre-2005 Deferrals. Notwithstanding the foregoing, Part A1 of this Addendum A governs the distribution of amounts that were earned and vested (within the meaning of Code section 409A and regulations thereunder) under the 401(k) Excess Plan prior to 2005 (and earnings thereon) and are exempt from the requirements of Code section 409A.

A2-6.10	Effect of Taxation. If a portion of the Participant’s Account balance is includible in income under Code section 409A, such portion shall be distributed immediately to the Participant.

A2-6.11	Permitted Delays. Notwithstanding the foregoing, any payment to a Participant under the 401(k) Excess Plan shall be delayed upon the Compensation Committee’s reasonable anticipation that the making of the payment would violate Federal securities laws or other applicable law; provided that any payment delayed pursuant to this Section A2-6.11 shall be paid in accordance with Code section 409A on the earliest date on which the Corporation reasonably anticipates that the making of the payment will not cause a violation of Federal securities laws or other applicable law.

Article 7

Change in Control

A2-7.1	Purpose. The purpose of this Article 7 is to provide protection for the benefits payable under this 401(k) Excess Plan to a Participant who is affected by a Change in Control (as defined below).

A2-7.2	Definitions. The following terms shall have the meanings set forth opposite such terms for purposes of this Article 7.

A2-7.2.1	Affiliate means as of any date any organization which is a member of a controlled group of corporations (within the meaning of Code section 414(b)) which includes the Corporation or a controlled group of trades or businesses (within the meaning of Code section 414(c)) which includes the Corporation.

A2-7.2.2

Change in Control means a “change in control” of the Corporation of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934 as amended and in effect at the time of such “change in control” (the “Exchange Act”), provided that such a change in control shall be deemed to have occurred at such time as (i) any “person” (as that term is used in Sections 13(d) and 14(d)(2) of the Exchange Act), is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly, of securities representing 20% or more of the combined voting power for election of directors of the then outstanding securities of the Corporation or any successor of the Corporation; (ii) during any period of two (2) consecutive years or less, individuals who at the beginning of such period constitute the Board cease, for any reason, to constitute a majority of the Board, unless the election or nomination for election of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period; (iii) there is a consummation of any reorganization, merger, consolidation or share exchange as a result of which the common stock of the Corporation shall be changed, converted or exchanged into or for securities of another corporation (other than a merger with a wholly-owned subsidiary of the Corporation) or any dissolution or liquidation of the Corporation or any sale or the disposition of 50% or more of the assets or business of the Corporation; or (iv) there is a consummation of any reorganization, merger, consolidation or share exchange unless (A) the persons who were the beneficial owners of the outstanding shares of the common stock of the Corporation immediately before the consummation of such transaction beneficially own more than 65% of the outstanding shares of the common stock of the successor or survivor corporation in such transaction immediately following the consummation of such transaction and (B) the number of shares of the common stock of such successor or survivor corporation beneficially owned by the persons described in Section A2-7.2.2(iv)(A) immediately following the consummation of such transaction is beneficially owned by each such person in substantially the same proportion that each such person had beneficially owned shares of the Corporation’s common stock immediately before the consummation of such transaction, provided (C) the percentage described in Section A2-7.2.2(iv)(A) of the beneficially owned shares of the successor or survivor corporation and the number described in Section A2-7.2.2(iv)(B)

of the beneficially owned shares of the successor or survivor corporation shall be determined exclusively by reference to the shares of the successor or survivor corporation which result from the beneficial ownership of shares of common stock of the Corporation by the persons described in Section A2-7.2.2(iv)(A) immediately before the consummation of such transaction.

A2-7.3	Amendment Restrictions. If there is a Change in Control, no amendment shall be made to this 401(k) Excess Plan thereafter which would adversely affect in any manner whatsoever the benefit payable under this 401(k) Excess Plan to any Participant absent the express written consent of all Participants who might be adversely affected by such amendment if this Article 7 were, or could become, applicable to such Participants, and the Corporation intends that each Participant rely on the protections which the Corporation intends to provide through this Article 7. Notwithstanding the foregoing, the Corporation may amend this 401(k) Excess Plan without Participant consent to the extent such an amendment is required by law or is necessary or desirable to prevent adverse tax consequences to Participants or their Beneficiaries provided that the Corporation obtains the written opinion of outside counsel that such an amendment is required by law or is necessary or desirable to prevent adverse tax consequences to Participants or their Beneficiaries.

Article 9

Miscellaneous

A2-9.8	Right to Amend or Terminate Plan. The Corporation expects to continue this 401(k) Excess Plan indefinitely, but reserves the right to amend or discontinue the 401(k) Excess Plan should it deem such an amendment or discontinuance necessary or desirable. The Corporation hereby authorizes and empowers the Compensation Committee appointed to administer this 401(k) Excess Plan to amend this 401(k) Excess Plan in any manner that is consistent with the purpose of this 401(k) Excess Plan as set forth above, without further approval from the Board or the Compensation Committee except as to any matter that the Compensation Committee determines may result in a material increased cost to the Corporation or its Affiliates. However, if the Corporation or Compensation Committee should amend or discontinue this 401(k) Excess Plan, the Corporation shall be liable for payment of any amounts deferred under this 401(k) Excess Plan and earnings thereon that have accrued and are vested as of the date of such action.

A2-9.8.1	Distribution of Accounts. If the Corporation terminates the 401(k) Excess Plan, distribution of balances in Accounts shall be made to Participants and Beneficiaries in the manner and at the time as provided in Article 6, unless the Corporation determines in its sole discretion that all such amounts shall be distributed upon termination in accordance with the requirements under Code section 409A.

A2-9.8.2	409A Requirements. Notwithstanding the foregoing, no amendment of the 401(k) Excess Plan shall apply to amounts that were earned and vested (within the meaning of Code section 409A and regulations thereunder) under the 401(k) Excess Plan prior to 2005, unless the amendment specifically provides that it applies to such amounts. The purpose of this restriction is to prevent an 401(k) Excess Plan amendment from resulting in an inadvertent “material modification” to amounts that are “grandfathered” and exempt from the requirements of Code section 409A.

SUNTRUST BANKS, INC.

DEFERRED COMPENSATION PLAN

Amended and restated effective as of January 1, 2010

ADDENDUM B

AMOUNTS DEFERRED UNDER

THE PRIOR DEFERRED COMPENSATION PLAN

The following provisions in this Addendum B summarize the distribution and certain other rules in effect during the stated periods under the SunTrust Banks, Inc. Deferred Compensation Plan, amended and restated effective January 1, 2009 (the “Prior Deferred Compensation Plan”). However, nothing in this Addendum B shall change or alter the terms of the Prior Deferred Compensation Plan in effect as of any date. All capitalized terms in this Addendum B shall be defined in accordance with the terms of the Prior Deferred Compensation Plan as in effect immediately prior to the plan merger with the SunTrust Banks, Inc. 401(k) Excess Plan (the “401(k) Excess Plan”) on December 31, 2009, and all Section references in this Addendum B shall refer to Sections in this Addendum B or the Section of the Prior Deferred Compensation Plan in effect as of a certain date.

Distribution of amounts deferred (and earnings thereon) under the Prior Deferred Compensation Plan that were earned and vested (within the meaning of Code section 409A) prior to 2005 and that are exempt from the requirements of Code section 409A (the “Prior Deferred Compensation Plan Grandfathered Amounts”) shall be made in accordance with the terms of the Prior Deferred Compensation Plan as in effect on October 3, 2004, and as summarized in Part B1 of this Addendum B.

Distribution of amounts deferred (and earnings thereon) under the Prior Deferred Compensation Plan that were earned for services performed during the period from January 1, 2005 to December 31, 2009 or that were earned for services prior to 2005 and vested after 2004 (the “Prior Deferred Compensation Plan 2005-2009 Amounts”) shall be made in accordance with the terms of the Prior Deferred Compensation Plan as in effect immediately prior to the plan merger with the 401(k) Excess Plan on December 31, 2009, and as summarized in Part B2 of this Addendum B.

PART B1

PRIOR DEFERRED COMPENSATION PLAN GRANDFATHERED AMOUNTS

Article 6

Distributions

B1-6.1.	Normal Form of Payment and Commencement. Except as otherwise provided in this Section B1-6.1, when the Participant separates from service with SunTrust and its Affiliates for any reason, he shall be paid his vested benefit under this Plan in a single lump sum cash payment during the first quarter of the calendar year immediately following the year of his separation. The amount payable to the Participant shall be equal to the vested balance of the Participant’s Account as of the Valuation Date immediately preceding the date of distribution, less withholding for applicable federal and state taxes.

B1-6.2

Alternate Form of Payment Election.  A Participant may elect, in lieu of the lump-sum payment described in Section B1-6.1, to receive payment of his total vested benefit under this Plan in five (5) substantially equal annual installments, payable in cash; provided that such election is effective, as set forth below, at least twelve (12) months before the scheduled payment date following the Participant’s separation from service. The initial installment shall be paid during the first quarter of the calendar year immediately following the year of his separation. Each subsequent annual installment shall be paid during the first quarter of each of the subsequent four (4) calendar years. Each installment payment shall be determined based on the balance of the Participant’s

Account as of the Valuation Date immediately preceding the date of payment and shall be reduced by withholding for applicable federal and state taxes. A Participant’s election to receive installment payments of his Plan benefit pursuant to this Section B1-6.2 shall be made in writing on such forms as may be provided by the Committee and shall not be effective until received and approved by the Committee.

B1-6.3	In-Service Distribution Election without Reduction. A Participant may file an election with the Committee for a future in-service distribution of his deferred Award(s) for each Plan Year without incurring a penalty, provided the election is made no less than four (4) years and no more than fifteen (15) years prior to the Designated Distribution Date. A Participant’s election for an in-service distribution pursuant to this Section B1-6.3 shall be a part of his Deferral Election Form and shall be filed with the Committee on or before the Election Date for the applicable Plan Year.

A Participant’s Award to which an in-service distribution election applies pursuant to this Section B1-6.3 shall be maintained as a sub-account of the Participant’s Account unless all of the Participant’s Awards deferred pursuant to this Plan are subject to an in-service distribution election with the same Designated Distribution Date. Awards deferred and not subject to an in-service distribution election are distributed pursuant to Section B1-6.1 or B1-6.2.

B1-6.3.1	Form and Commencement. An in-service distribution shall be paid in a single lump-sum cash payment during the first quarter of the calendar year in which the Designated Distribution Date occurs, based on the value of the Participant’s vested sub-account which is to be distributed in that year, as of the Valuation Date immediately preceding the date of such distribution. The amount of an in-service distribution shall be reduced by applicable withholding for federal and state taxes.

B1-6.3.2	Revoking In-Service Distribution Election. A Participant may revoke an election for an in-service distribution by filing a written revocation with the Committee at least one (1) year prior to the Designated Distribution Date. Upon such revocation, the provisions of Section B1-6.1 shall apply, unless the Participant makes a valid installment election payment pursuant to Section B1-6.2.

B1-6.3.3	Effect of Termination or Death. If a Participant should die or otherwise separate from service with SunTrust and its Affiliates before his Designated Distribution Date(s), any and all outstanding in-service distribution elections shall be automatically revoked, and any portion of his Account subject to an in-service distribution election pursuant to this Section B1-6.3 shall be paid in accordance with Section B1-6.1 or B1-6.2.

B1-6.4	Death. In the event of a Participant’s death, the Committee shall authorize payment to the Participant’s Beneficiary of any vested benefits due hereunder but not paid to the Participant prior to his death. Payment shall be made at the same time as if the Participant had retired on the date of his death and shall be made in accordance with Section B1-6.1, or if the Participant has a valid installment election in effect at his death, then in accordance with Section B1-6.2. The Beneficiary may request a change to the form of payment by making a written request to the Committee prior to the January 1 of the calendar year in which the benefit will be paid. The Committee has sole discretion and authority to approve or deny the Beneficiary’s request, taking into account such factors as the Committee may deem appropriate.

If a Participant dies after having received one or more installment payments but before all installment payments have been made, the remaining annual installment payments shall be paid to his Beneficiary at the same time they would otherwise have been paid to the Participant. The Beneficiary may request an accelerated payment in the form of a lump-sum cash payment by making a written request to the Committee prior to the January 1 of the calendar year in which the benefit will be paid. The Committee has sole discretion and authority to approve or deny the Beneficiary’s request.

B1-6.5	Disability. A Participant shall be entitled to payment of his Plan benefit in the event of his Total Disability only if the conditions of Sections B1-6.5.1 and B1-6.5.2 are met. In such situation, payment of the Participant’s benefit shall commence pursuant to Section B1-6.1 or B1-6.2 as if the Participant separated from service on the date all such conditions are met. A Participant shall be considered to have a Total Disability only if:

B1-6.5.1	The Participant has incurred a “Total Disability” as such term is defined in SunTrust Banks, Inc. Long-Term Disability Plan (or any successor plan), which entitles the Participant to disability payments under such plan; and

B1-6.5.2	The Committee determines, in its sole discretion, based upon medical evidence furnished by the Participant, that the disability is anticipated to be a permanent disability.

B1-6.6	Extreme Financial Hardship. A Participant may request a distribution of all or part of his vested Plan benefit prior to the date specified in Sections B1-6.1, B1-6.2, B1-6.3, and B1-6.5 due to an extreme financial hardship, by submitting a written request to the Committee with evidence satisfactory to the Committee to demonstrate the circumstances constituting the extreme financial hardship. The Committee, in its sole discretion, shall determine whether an extreme financial hardship exists. An extreme financial hardship means an immediate, catastrophic financial need of the Participant occasioned by (i) a tragic event, such as the death, total disability, serious injury or illness of a Participant or the Participant’s spouse, child or dependent; or (ii) an extreme financial reversal or other impending catastrophic event which has resulted in, or will result in, harm to the Participant or the Participant’s spouse, child or dependent. A distribution for extreme financial hardship may not exceed the amount required to meet the hardship and may be made only if the Committee finds the extreme financial hardship may not be alleviated from other resources reasonably available to the Participant, including without limitation, liquidation of investment assets or luxury assets, or loans from financial institutions or other sources. The Committee shall have the authority to require the Participant to provide such evidence as the Committee deems necessary to determine whether distribution is warranted pursuant to this Section B1-6.6. The Committee shall use uniform and nondiscriminatory standards in reviewing any requests for distributions to meet an extreme financial hardship.

B1-6.6.1	Form and Commencement. A hardship distribution to a Participant pursuant to this Section B1-6.6 shall be made in a single lump-sum cash payment (less withholding for applicable federal and state taxes) as soon as practicable after the Committee approves the hardship request. Amounts distributed for hardship shall be deemed to reduce pro rata the deemed investment in each Investment Fund in the Participant’s Account.

B1-6.6.2	Accelerated Installment Payments. A Participant who has commenced receiving installment payments pursuant to Section B1-6.2 may request acceleration of such payments in the event of an extreme financial hardship. The Committee may permit accelerated payments to the extent such accelerated payment does not exceed the amount necessary to meet the extreme financial hardship.

B1-6.7

Early Withdrawal Election with 10% Reduction.  A Participant may file a written election with the Committee to receive an early withdrawal of any vested portion of his Account, provided, however, that such early withdrawal payment shall be subject to a 10% forfeiture, which shall reduce the balance of the Participant’s Account. An early withdrawal payment shall be made in a single lump-sum cash payment (less applicable withholding for federal and state taxes) as soon as practicable after the Committee receives and approves a written request for early withdrawal. Amounts withdrawn under this Section B1-6.7 shall be deemed to reduce pro rata the deemed investment in each Investment Fund in the Participant’s Account. A Participant who receives an early withdrawal may not make an election under Section 3.2 of the Plan to defer his Award(s) for a one (1) year period beginning on the first date at which the application of such cancellation would not violate Code section 409A.

B1-6.8	Payment to Guardian, Legal Representative or Other. If a benefit hereunder is payable to a minor or a person declared incompetent or to a person incapable of handling the disposition of his property, the Committee may direct payment of such Plan benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or person. The Committee may require proof of incompetency, minority, incapacity or guardianship as it may deem appropriate prior to distribution of the Plan benefit. A payment pursuant to this Section B1-6.8 shall completely discharge the Committee and SunTrust from all liability with respect to such benefit.

Article 8

Miscellaneous

B1-8.7	Right to Amend or Terminate Plan. The amendment or termination of the Plan with respect to the Grandfathered Amounts shall be made in accordance with the Plan terms as in effect on October 3, 2004 and as summarized in this Section B1-8.7. SunTrust expects to continue this Plan indefinitely, but reserves the right to amend or discontinue the Plan should it deem such an amendment or discontinuance necessary or desirable. SunTrust hereby authorizes and empowers the Committee to amend this Plan in any manner that is consistent with the purpose of this Plan as set forth above, without further approval from the Board except as to any matter that the Committee determines may result in a material increased cost to SunTrust. However, if SunTrust or Committee should amend or discontinue this Plan, SunTrust shall be liable for payment of any Awards deferred under this Plan and earnings thereon that have accrued and are vested as of the date of such action.

PART B2

PRIOR DEFERRED COMPENSATION PLAN 2005-2009 AMOUNTS

Article 6

Vesting

B2-6.1	Generally. Except as provided in Section B2-6.2, a Participant’s interest in his benefit under this Plan is one hundred percent (100%) vested and nonforfeitable at all times.

B2-6.2

Exception.  If a Participant’s Account has been credited with an amount that is subject to a vesting period (as defined in the Eligible Plan), and the Participant terminates employment with SunTrust and its Affiliates for any reason prior to meeting the vesting requirements for such amount, then that portion of the amount that is not vested, and the earnings on such nonvested portion shall be forfeited and deducted from the Participant’s Account. Notwithstanding the foregoing: (1) an Eligible Plan may provide that the nonvested portion of a Participant’s Account shall not be forfeited if the Participant is terminated without Cause within three (3) years following a Change in Control, and, in such case, the provisions of Section B2-6.3 of this Plan shall control unless the Eligible Plan provides otherwise; and (2) upon a Participant’s death, Disability, Retirement or involuntary termination of employment resulting in the Participant’s eligibility to receive benefits under SunTrust Banks, Inc. Severance Pay Plan (disregarding for purposes of determining eligibility, the Participant’s eligibility to receive severance benefits under another severance plan or individual agreement maintained by SunTrust or an Affiliate), the Participant’s nonvested Account balance shall fully vest as of the date that forfeiture would otherwise occur. The second clause of the preceding sentence shall apply to any Mandatory Deferral credited under the Plan after June 30, 2007, unless the Eligible Plan in connection with such Mandatory Deferral specifically provides one or all of the events described in the second clause shall not result in full vesting.

B2-6.3	Change in Control. Unless an Eligible Plan provides for some other treatment, if a Participant’s employment with SunTrust or any Affiliate or their successors is terminated without Cause within three (3) years of a Change in Control, any portion of the Participant’s Account that was nonvested at the Change in Control and has not yet vested shall become fully vested immediately prior to the effective time of the Participant’s termination of employment. A Participant’s voluntary termination of employment, including a Participant’s Retirement or voluntary resignation, is not considered termination for Cause for purposes of vesting under this Section B2-6.3.

Article 7

Distributions

B2-7.1	Normal Form of Payment and Commencement. Except as otherwise provided in this Article 7, when a Participant Separates from Service for any reason, he shall be paid his vested benefit under this Plan in a single lump sum cash payment during the first quarter of the calendar year immediately following the year in which his Separation from Service occurs. The amount payable to the Participant shall be equal to the vested balance of the Participant’s Account as of the Valuation Date immediately preceding the date of distribution.

B2-7.2	Alternate Form of Payment Election. A Participant who does not wish to have his benefit under this Plan paid in a lump sum pursuant to Section B2-7.1 may elect on a Deferral Election Form to have the portion of his Account related to amounts deferred pursuant to the Deferral Election Form (and earnings thereon) distributed in five (5) annual installments, with the first payment commencing in the first quarter of the calendar year immediately following the year in which the Participant’s Separation from Service occurs. Each subsequent annual installment shall be paid during the first quarter of each of the subsequent four (4) calendar years.

B2-7.2.1	Procedure for Installment Election. A Participant’s election to receive installment payments of the portion of his Account described above in Section B2-7.2 shall be made on such forms, written or electronic, as may be provided by the Committee and shall not be effective until received and approved by the Committee by the relevant Election Date in accordance with Section 3.2. Each installment payment shall be determined based on the vested balance of such portion of the Participant’s Account as of the Valuation Date immediately preceding the date of payment.

B2-7.2.1	Cash-Out. Notwithstanding any elections by a Participant, effective on and after January 1, 2009, if the sum of a Participant’s vested Account balance under this Plan and any other account balance plan, as described in Treas. Reg. § 1.409A-1(c)(2)(i), is less than the applicable dollar amount under Code section 402(g)(1)(B) at the time of payment, the full vested Account balance shall be distributed in a lump sum payment during the first quarter of the calendar year immediately following the year in which his Separation from Service occurs, subject to the delay for Key Employee as set forth in Section B2-7.3.

B2-7.3	Key Employee Delay. Notwithstanding anything herein to the contrary, distributions may not be made to a Key Employee upon a Separation from Service before the date which is six (6) months after the date of the Key Employee’s Separation from Service (or, if earlier, the date of death of the Key Employee). Any payments that would otherwise be made during this period of delay shall be accumulated and paid in the seventh month following the Participant’s Separation from Service.

B2-7.4	In-Service Distribution Election. Unless the Committee announces otherwise for a Plan Year, a Participant may elect on a Deferral Election Form to have the portion of his Account related to amounts deferred under such Deferral Election Form (and earnings thereon) paid to the Participant as of a Specified Date. The deferred amount subject to this election will be paid in a lump sum on the Designated Distribution Date, based on the value of the Participant’s vested sub-account which is to be distributed, as of the Valuation Date immediately preceding the date of such distribution.

B2-7.4.1	Filing with Committee. A Participant’s election for an in-service distribution pursuant to this Section B2-7.4 shall be a part of his Deferral Election Form and shall be filed with the Committee on or before the Election Date for the applicable Plan Year in accordance with Section 3.2. If a Participant should Separate from Service with SunTrust and its Affiliates before his Designated Distribution Date(s), any portion of his Account subject to an in-service distribution election pursuant to this Section B2-7.4 shall be paid in accordance with Sections B2-7.1 and B2-7.3.

B2-7.4.2	Sub-Account. The portion of a Participant’s Account to which an in-service distribution election applies pursuant to this Section B2-7.4 shall be maintained as a sub-account of the Participant’s Account unless all of the amounts deferred pursuant to this Plan are subject to an in-service distribution election with the same Designated Distribution Date. Amounts deferred and not subject to an in-service distribution election shall be distributed pursuant to Section B2-7.1 or B2-7.2.

B2-7.5	Subsequent Deferral Election. A Participant may make one or more subsequent elections to change the time or form of a distribution for a deferred amount in accordance with the procedures and distribution rules established by the Committee, but any change in the election shall be effective only if the following conditions are satisfied:

B2-7.5.1	The new election may not take effect until at least twelve (12) months after the date on which the new election is made;

B2-7.5.2	In the case of an election to change the time or form of a distribution under Section B2-7.1 (lump sum payment after Separation from Service), B2-7.2 (installments after Separation from Service), or B2-7.4 (in-service distribution), a distribution may not be made earlier than at least five (5) years from the date the distribution would have otherwise been made; and

B2-7.5.3	In the case of an election to change the time or form of an in-service distribution under Section B2-7.4, the election must be made at least twelve (12) months before the date the distribution is scheduled to be paid.

B2-7.6	Payment of Death Benefit. Notwithstanding any elections by the Participant or provisions of the Plan to the contrary, if a Participant dies at any time (including after his Separation from Service), the Committee shall authorize payment to the Participant’s Beneficiary of any vested benefits due under the Plan but not paid to the Participant prior to his death. Payment of the Participant’s vested Account balance shall be distributed to the Beneficiary in a lump sum payment in the first quarter of the calendar year immediately following the year of the Participant’s death (provided that any payment that would occur before such calendar quarter shall be paid as scheduled).

B2-7.7	Disability. Notwithstanding any elections by a Participant or provisions of the Plan to the contrary, if a Participant becomes Disabled at any time, then his vested Account balance will be distributed to the Participant in a lump sum payment in the first quarter of the calendar year immediately following the year in which the Participant becomes Disabled (provided that any payment that would occur before such calendar quarter shall be paid as scheduled).

B2-7.8	Withdrawals for Unforeseeable Emergency. A Participant may withdraw all or any portion of his vested Account balance for an Unforeseeable Emergency. The amounts distributed with respect to an Unforeseeable Emergency may not exceed the amounts necessary to satisfy such Unforeseeable Emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship) or by cessation of deferrals under this Plan.

B2-7.8.1	Definition. “Unforeseeable Emergency” means, for this purpose, a severe financial hardship to a Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in Code section 152(a)) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

B2-7.8.2	Participant Evidence. The Committee shall have the authority to require the Participant to provide such evidence as it deems necessary to determine whether distribution is warranted pursuant to this Section B2-7.8. The Committee shall use uniform and nondiscriminatory standards in reviewing any requests for distributions to meet an Unforeseeable Emergency. Amounts distributed under this Section B2-7.8 shall be deemed to reduce pro rata the deemed investment in each Investment Fund in the Participant’s Account.

B2-7.8.3	Accelerated Payments. A Participant who has commenced receiving installment payments pursuant to Section B2-7.2 shall receive an accelerated payment of such installments under this Section B2-7.8.3 to the extent such accelerated payment does not exceed the amount necessary to meet the Unforeseeable Emergency.

B2-7.9	Distribution of Mandatory Deferrals. Unless otherwise elected by a Participant in accordance with Section 3.2 and the procedures and distribution rules established by the Committee, the vested portion of each Mandatory Deferral shall be paid in a lump sum upon the earlier of: (a) the Specified Date for each Mandatory Deferral set forth in the Eligible Plan; or (b) the Participant’s Separation from Service. In the event the Participant’s Separation from Service occurs before any such Specified Date, the lump sum payment shall be made in the first quarter of the calendar year immediately following the year of the Participant’s Separation from Service, subject to the delay in payment for Key Employees as set forth in Section B2-7.3.

B2-7.10	Special One-Time Election. Notwithstanding any prior elections or Plan provisions to the contrary, a Participant who was an employee of SunTrust and its Affiliates (including on a paid leave of absence) may have made an election to receive all or a specified portion of his or her Account pursuant to Section B2-7.1, B2-7.2, or B2-7.4. Any such election must have become irrevocable on or before December 31, 2008 and must have been made in accordance with the procedures and distribution rules established by the Committee and the transition rules under Code section 409A.

B2-7.11	Pre-2005 Deferrals. Notwithstanding the foregoing, Part B1 of this Addendum B governs the distribution of amounts that were earned and vested (within the meaning of Code section 409A and regulations thereunder) under the Plan prior to 2005 (and earnings thereon) and are exempt from the requirements of Code section 409A.

B2-7.12	Effect of Taxation. If a portion of the Participant’s Account balance is includible in income under Code section 409A, such portion shall be distributed immediately to the Participant.

B2-7.13	Permitted Delays. Notwithstanding the foregoing, any payment to a Participant under the Plan shall be delayed upon the Committee’s reasonable anticipation that the making of the payment would violate Federal securities laws or other applicable law; provided that any payment delayed pursuant to this Section B2-7.13 shall be paid in accordance with Code section 409A on the earliest date on which SunTrust reasonably anticipates that the making of the payment will not cause a violation of Federal securities laws or other applicable law.

Article 9

Miscellaneous

B2-9.8	Right to Amend or Terminate Plan. SunTrust expects to continue this Plan indefinitely, but reserves the right to amend or discontinue the Plan should it deem such an amendment or discontinuance necessary or desirable. SunTrust hereby authorizes and empowers the Committee appointed to administer this Plan to amend this Plan in any manner that is consistent with the purpose of this Plan as set forth above, without further approval from the Board of Directors or the Compensation Committee of SunTrust except as to any matter that the Committee determines may result in a material increased cost to SunTrust or its Affiliates. However, if SunTrust or Committee should amend or discontinue this Plan, SunTrust shall be liable for payment of any amounts deferred under this Plan and earnings thereon that have accrued and are vested as of the date of such action.

B2-9.8.1	Distribution of Accounts. If SunTrust terminates the Plan, distribution of balances in Accounts shall be made to Participants and Beneficiaries in the manner and at the time as provided in Article 7, unless SunTrust determines in its sole discretion that all such amounts shall be distributed upon termination in accordance with the requirements under Code section 409A.

B2-9.8.2	409A Requirements. Notwithstanding the foregoing, no amendment of the Plan shall apply to amounts that were earned and vested (within the meaning of Code section 409A and regulations thereunder) under the Plan prior to 2005, unless the amendment specifically provides that it applies to such amounts. The purpose of this restriction is to prevent a Plan amendment from resulting in an inadvertent “material modification” to amounts that are “grandfathered” and exempt from the requirements of Code section 409A.